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                                                                    EXHIBIT 10.8

      DESCRIPTION OF ANNUAL SUPPORT CENTER AND FIELD MANAGEMENT BONUS PLAN

         Under our Annual Support Center and Field Management Bonus Plan, which is an unwritten plan, our Vice Presidents, Senior Directors and Directors, Director of Operations, Regional Human Resources Managers, Regional Training Managers and District Managers are eligible to receive cash bonuses ranging from 10% to 50% of base compensation. The total amount of bonus paid is based (1) 50% on the achievement of certain corporate performance goals and (2) 50% on the individual participant's performance as compared to pre-determined goals and objectives. Each fiscal year, our board of directors sets the performance goals for this plan to be achieved. No bonuses are paid if we do not meet the corporate performance goal. For fiscal year 2005, our board of directors has set a corporate performance goal of achieving a set level of Adjusted EBITDA.